Exhibit 10.14

                               GOHEALTH.MD, INC.
                              2051 Springdale Road
                             Cherry Hill, NJ 08003

                         BUSINESS CONSULTING AGREEMENT

AGREEMENT, made this 10th day of March, 2000 between American Benefit Systems, Inc., having its principal place of business at 508 Main Street, Boonton, NJ 07005, Attn: Dan Lanktree, President, hereinafter the "Consultant" and GOHEALTH.MD, INC., having a principal place of business at 2051 Springdale Road, Cherry Hill, NJ 08003 hereinafter the "Company".

WHEREAS, GOHEALTH desires to obtain Consultant's experience with respect to strategic marketing initiatives, introductions to key decision makers and negotiations concerning agreement with "Health" related companies (i.e. insurance companies, medical associations, drug and pharmaceutical companies), and the Consultant to undertake to provide such services as herein set forth:

                                   WITNESSETH

NOW, THEREFORE, the parties agree as follows:

1. TERM: This contract is for a one (1) year period from the date hereof.

2. NATURE OF SERVICES:   Consultant will render advice and assistance to the
Company on business related matters and in connection therewith Consultant shall:

A) Develop prospects, schedule meetings and assist in negotiation of contracts between and amongst "Health" related companies on behalf of GOHEALTH.MD.

B) Attend meetings on behalf of GOHEALTH.MD and provide expertise on strategic marketing and sale initiatives.

C) Assist in raising capital on behalf of GOHEALTH.MD.

D) Consult with GOHEALTH.MD on corporate planning and long-term growth of the company.

E) Assist in identifying suitable candidates for the GOHEALTH.MD management team.

3. COMPENSATION: GOHEALTH.MD agrees to pay the Consultant ten thousand (10,000) shares of GOHEALTH.MD restricted stock and one hundred thousand warrants to purchase GOHEALTH.MD stock with an exercise price of $1.50 that expires in five
(5) years. Such warrants shall be issued concurrent with the signing of this agreement.

4. LIABILITY OF CONSULTANT: In furnishing GOHEALTH.MD with the management advice and other services as herein provided, neither the consultant nor any officer, director, or agent thereof shall be liable to GOHEALTH.MD or its creditors for errors of judgment or for anything except malfeasence, bad faith, or gross negligence in the performance of its
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duties or reckless disregard of
its obligations and duties under the terms of this agreement.

It is further understood and agreed that the Consultant may rely upon information furnished to it reasonably believed to be accurate and reliable, and that except as herein provided, Consultant shall not be responsible for any loss suffered by GOHEALTH.MD by reason of GOHEALTH.MD's action or non-action on the basis of any advice, recommendation, or approval of Consultant, its employees, or agents.

The parties further acknowledge that Consultant undertakes no responsibility for the accuracy of any statement made by management of GOHEALTH.MD contained in prior releases of other communications, including but not limited to, filings with the Securities and Exchange Commission and the National Association of Securities Dealers.

5. STATUS OF CONSULTANT: Consultant shall be deemed to be an independent contractor and, except as expressly provided or authorized in this agreement, shall have no authority to act as agent for or represent GOHEALTH.MD.

6. OTHER ACTIVITIES OF CONSULTANT: GOHEALTH.MD recognized that Consultant now renders and may continue to render consulting services to other companies which may or may not have policies and conduct activities similar to those of GOHEALTH.MD.

7. MISCELLANEOUS:

A) All final decisions with respect to consultation, advice and services rendered by Consultant to GOHEALTH.MD shall vest with GOHEALTH.MD.

B) This agreement contains the entire agreement of the parties hereto and there are no representations or warranties other than those contained herein.
Neither party may modify this Agreement unless the same is in writing and is duly executed by both parties hereto.

C) The company may issue additional warrants to purchase shares of GOHEALTH.MD, Inc. at an exercise price of $1.50 should the Company in its sole discretion decide to issue such warrant.

D) Any controversy or claim arising our of or related to this Agreement shall be settled by arbitration in accordance with the rules under the auspices of the American Arbitration Association: any arbitration shall be conducted in the State of New Jersey.

Agreed and Accepted on this 10th day March, 2000.

 AMERICAN BENEFICIAL SYSTEM, INC.


By: /s/ Daniel Langtree
 Daniel Langtree-President

Agreed and Accepted on this 10th day of March, 2000

 GOHEALTH.MD, INC.

By: /s/ Leonard F. Vernon
 Dr. Leonard F. Vernon, President